Exhibit 10.9

Additional agreement to the Commercial Lease

Beween	IBM Immobilien GbR
Zur Rollers-Au 4
94244 Teisnach / Kaikenried, Germany
- hereinafter called the Landlord -

and	congatec AG
Auwiesenstrasse 5
94469 Deggendorf, Germany
- hereinafter called the Tenant -

the following agreement is made:

In addition to the Commercial Lease dated 12/31/2004, an additional 51 m² of office space shall be rented from 1/1/2009 in the office building at Auwiesenstr. 5, 94469 Deggendorf, Germany.

The monthly rental payment amounts to €6.00 per square meter plus the current VAT, currently 19%.

The monthly advance payment for additional property expenses is determined to be € 800.- plus VAT from 01/01/2009.

Apart from that, the provisions of the Commercial Lease dated 12/31/2004 shall apply.

Deggendorf, 1/20/2009

/s/ Heinz Iglhaut	/s/ Gerhard Edi

IM Immobilien GbR	congatec AG

- Landlord – Heinz Iglhaut	Tenant – Gerhard Edi